Exhibit 99.1

Hawthorn Bancshares Announces Results of 2009 Annual Meeting

LEE’S SUMMIT, Mo. — June 3, 2009 — The Board of Directors of Hawthorn Bancshares Inc. (NASDAQ: HWBK) announced that at its June 2, 2009 Annual Meeting of Shareholders, voters re-elected Charles G. Dudenhoeffer, Jr. and Gus S. Wetzel, II as Class II directors to serve three-year terms expiring 2012.

Mr. Dudenhoeffer has served as a Director of Hawthorn Bancshares since its formation in 1993. Prior to his retirement in 2000, Mr. Dudenhoeffer also served as Senior Vice President of our Company. Mr. Wetzel has served as a Director of Hawthorn Bancshares since 1999 and is currently a physician/surgeon with the Golden Valley Medical Clinic in Clinton, MO.

Other members of the 6 member board include Chairman & CEO James E. Smith, President David T. Turner, Philip D. Freeman, and Kevin L. Riley. The Company’s advisory directorate is composed of Harold G. Butzer, David R. Goller, James R. Loyd and Julius S. Wall.

Shareholders also approved ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and the shareholder advisory vote on executive pay. Of the total 4,136,495 shares of stock held by stockholders at the meeting record date, approximately 80% of shares were represented in person or by proxy at the meeting.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.